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Exhibit 23.2

Consent of Independent Registered
Public Accounting Firm

The Board of Directors
1-800 CONTACTS, INC.

        We consent to the use of our report dated February 27, 2004 with respect to the consolidated balance sheets of 1-800 CONTACTS, INC. as of December 28, 2002 and January 3, 2004, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for the fiscal years then ended incorporated by reference herein.

/s/ KPMG LLP

Salt Lake City, Utah
August 27, 2004

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Consent of Independent Registered Public Accounting Firm